EXHIBIT 99

Granite City Announces Automatic Conversion of Series A Convertible Preferred Stock and
Redemption of Warrants Issued to Holders of Series A Convertible Preferred Stock

MINNEAPOLIS — November 10, 2004 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB) today announced that its Series A Convertible Preferred Stock sold privately in 2002 has been automatically converted into shares of common stock and that it has given notice of the redemption of the warrants issued to holders of Series A Preferred.  The Series A Preferred had voting rights.

The terms of the Series A Preferred provided for automatic conversion, at any time after the second anniversary of the initial issuance of the Series A Preferred, when (1) the market price of the Company’s common stock for 20 consecutive trading days exceeds 200% of the conversion price and (2) the common stock has an average daily trading volume of at least 10,000 shares during a 20 consecutive day trading period.  As of November 4, 2004, the Company’s common stock had traded in excess of 200% of the $1.58 conversion price of the Series A Preferred, and the Company’s common stock had an average daily trading volume of 10,734 shares, for the 20 consecutive trading days ending on November 4, 2004.  The Company will issue 3,440,167 shares of common stock in connection with this automatic conversion.

The warrants called for redemption may be exercised for the purchase of 1,759,473 shares of common stock at $1.58 per share.  The terms of such warrants provide that the Company may redeem them for $0.01 per warrant, upon 20 business days notice, upon the occurrence of an event that gives rise to an automatic conversion of the Series A Preferred.  The Company has elected to redeem such warrants and will do so, unless exercised by 5:00 p.m., Central Standard Time, on November 30, 2004.

This warrant redemption does not affect the Company’s redeemable Class A Warrants which remain outstanding.

Contact:	Steven J. Wagenheim
President and Chief Executive Officer
(952) 525-2070 or (612) 751-3331